INFORMATION

For Immediate Release
April 21, 2005
Contact: 513.271.3700
John A. Kraeutler
Melissa A. Lueke

MERIDIAN BIOSCIENCE REPORTS RECORD OPERATING RESULTS, DECLARES REGULAR
CASH DIVIDEND, AND REAFFIRMS FISCAL 2005 GUIDANCE

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported all-time record quarterly sales of $23,686,000, a 13% increase over the same period of the prior fiscal year and an all-time record for any quarter in the Company’s history;
•	reported all-time record quarterly operating income of $5,198,000, an increase of 31% over the same period of the prior fiscal year and an all-time record for any quarter in the Company’s history;
•	reported diluted earnings per share of $0.20, a 33% increase over the same period of the prior fiscal year based on 16,108,000 average diluted shares outstanding compared to 15,284,000 for the same period of fiscal 2004;
•	declared a regular quarterly cash dividend of $0.12 per share, 20% higher than the regular quarterly rate of fiscal 2004; and
•	reaffirmed its earlier guidance of net sales between $84 million and $88 million and per share diluted earnings between $0.66 and $0.70 for the fiscal year ending September 30, 2005.

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months Ended March 31
	2005	2004	Change
Net Sales	$23,686	$20,940	13%
Operating Income	5,198	3,981	31%
Net Earnings	3,196	2,289	40%
Earnings per Share (diluted)	$0.20	$0.15	33%

Cash	$3,599	$966	$2,633
Working Capital	18,473	15,440	3,033
Long-term Debt Obligations	9,162	16,624	(7,462)
Shareholders' Equity	44,712	30,038	14,674
Total Assets	79,903	66,256	13,647

SECOND QUARTER RESULTS

Net sales for the second fiscal quarter ended March 31, 2005, were $23,686,000 as compared to $20,940,000 for the same period of the prior fiscal year, an increase of 13%. Net earnings for the second quarter of fiscal 2005 were $3,196,000, or $0.20 per diluted share, up 40% and 33%, respectively, over the second quarter of fiscal 2004. Diluted common shares outstanding for the second quarter of fiscal 2005 and 2004 were 16,108,000 and 15,284,000 respectively, an increase of 5% due primarily to the conversion of 7% convertible debentures to common stock.

YEAR-TO-DATE RESULTS

Net sales for the six months ended March 31, 2005, were $42,528,000 as compared to $39,106,000 for the same period of the prior fiscal year, an increase of 9%. Net earnings for the six months ended March 31, 2005, were $5,306,000, or $0.34 per diluted share, up 30% and 26%, respectively, over the same period of prior fiscal year 2004. Diluted common shares outstanding for the six months of fiscal 2005 and 2004 were 15,828,000 and 15,225,000 respectively, an increase of 4%.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.12 per share for the second quarter ended March 31, 2005. The dividend is of record May 2, 2005 and payable May 9, 2005. The annual indicated cash dividend rate for fiscal 2005 is $0.48 per share, an increase of 20% over the fiscal 2004 rate of $0.40 per share. Meridian has increased its regular cash dividend rate twelve times since it established a regular dividend fourteen years ago. Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2005 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2005, management expects net sales to be in the range of $84 to $88 million and per share diluted earnings to be between $0.66 and $0.70. The per share estimates assume an increase in average shares outstanding from approximately 15.3 million at fiscal 2004 year end to 16.1 million at fiscal 2005 year end. The revenue for O.E.M. Concepts is expected to be in the $3 million to $3.5 million range for the eight months of fiscal 2005 post acquisition; earnings per share accretion after giving effect to purchase accounting adjustments, is expected to be between $0.01 and $0.02 per share. The O.E.M. estimates are not included in current guidance.

FINANCIAL CONDITION

The Company’s financial condition is sound. At March 31, 2005, current assets were $39,760,000 compared to current liabilities of $21,287,000 thereby producing working capital of $18,473,000 and a current ratio of 1.9. Cash on hand was $3,599,000 and the Company had an unused borrowing capacity of $17,103,000 under its commercial bank credit facility. Long-term debt obligations were $9,162,000 compared to shareholders’ equity of $44,712,000. Subordinated convertible debt of $8,391,000 represented 92% of the total long-term debt obligations outstanding.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience for the interim periods of fiscal 2005 and fiscal 2004.

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Net sales	$23,686	20,940	42,528	39,106
Cost of goods sold	10,109	8,907	17,938	16,956
Gross profit	13,577	12,033	24,590	22,150

Operating expenses
Research and development	861	1,195	1,694	2,167
Sales and marketing	4,056	3,268	7,372	6,304
General and administrative	3,462	3,589	6,859	6,505
Total operating expenses	8,379	8,052	15,925	14,976

Operating income	5,198	3,981	8,665	7,174
Other income (expense), net	(92)	(449)	(352)	(818)
Income before income taxes	5,106	3,532	8,313	6,356
Income tax provision	1,910	1,243	3,007	2,272
Net earnings	3,196	2,289	5,306	4,084

Net earnings per basic common share	$0.20	$0.15	$0.35	$0.28
Basic common shares outstanding	15,646	14,869	15,346	14,821

Net earnings per diluted common share	$0.20	$0.15	$0.34	$0.27
Diluted common shares outstanding	16,108	15,284	15,828	15,225

SEGMENT DATA
In Thousands

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2005 and fiscal 2004.

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Net sales (third-party)
U.S. Diagnostics	$14,517	$11,735	$26,389	$24,932
European Diagnostics	4,671	4,266	8,925	7,533
Life Science	4,498	4,939	7,214	6,641

	$23,686	$20,940	$42,528	$39,106

Operating Income
U.S. Diagnostics	$3,613	$2,231	$6,652	$5,848
European Diagnostics	821	539	1,150	730
Life Science	734	1,070	805	651
Eliminations	30	141	58	(55)

	$5,198	$3,981	$8,665	$7,174

COMPANY COMMENTS

John A. Kraeutler, President and Chief Operating Officer, commented, “We are very pleased with the growth trends of our overall business especially the 24% increase, season over season, in our upper respiratory diagnostics. In addition, we continued to build market share in our C. difficile product line, fueled by the launch of ImmunoCard® Toxins A&B our newest rapid test for gastrointestinal disease. Our Life Science business recognized its first revenues in the emerging biodefense market from contract services provided to Biodefense and Emerging Infections Resources. Importantly on the acquisition front, we completed the purchase of O.E.M. Concepts, Inc. on January 31, 2005. O.E.M. Concepts contributed $643,000 in revenue for the two months and was accretive to net income after giving effect to purchase accounting adjustments. Our integration plans are proceeding as expected and we look forward to the added capabilities and contributions from O.E.M. Concepts. Our overall business is robust and we anticipate continued strength in our diagnostic and life science businesses driven by key new products and services.”

William J. Motto, Chairman and Chief Executive Officer, said, “The first half of fiscal 2005 has been outstanding due to new product introductions, sales and earnings growth, cash flow, debt reduction, operating efficiencies, and the successful acquisition of O.E.M. Concepts. Our broad based product portfolio provides important balance to the business and is an effective competitive factor in the marketplace. As we move forward executing our long-term business plan, we will be developing and introducing new products and searching for additional accretive acquisitions. Our comfort level continues with a cash dividend policy calling for a payout ratio of between 75% and 85% of expected net earnings. We are committed to building shareholder value through higher sales and earnings, increasing cash dividends, and higher stock prices. I look forward to reporting our third and fourth quarter results to you.”

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, and respiratory infections. Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents and specialty biologicals along with proteins and other biologicals used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices and diagnostics manufacturers in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

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